EXHIBIT 99
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COCA-COLA ENTERPRISES INC.                               NEWS RELEASE
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CONTACT:
Margaret Carton - Investor Relations
(770) 989-3622

Laura Asman - Media Relations
(770) 989-3023

                           FOR IMMEDIATE RELEASE

                COCA-COLA ENTERPRISES INC. ANNOUNCES INTENT
                  TO ACQUIRE COCA-COLA BEVERAGES LTD. AND
             THE COCA-COLA BOTTLING COMPANY OF NEW YORK, INC.

ATLANTA, May 27, 1997 -- Coca-Cola Enterprises today announced that the Company has agreed in principle to acquire The Coca-Cola Company's 48 percent ownership in Coca-Cola Beverages Ltd. (Coke Canada) and its 49 percent interest in The Coca-Cola Bottling Company of New York, Inc. (Coke New York). Coca-Cola Enterprises has agreed to pay The Coca-Cola Company Canadian $17 per share (approximately United States $12 1/4 per share based on current exchange rates) for the 19.6 million shares
The Coca-Cola Company holds in Coke Canada.

In addition, Coca-Cola Enterprises has notified Coke Canada's Board of Directors that it intends to make an offer for the approximately 52 percent of Coke Canada held by the public at a price of Canadian $19 1/2 per share in cash (approximately United States $14 per share based on current exchange rates). This offer represents a premium of approximately 20 percent over the average closing price of Coke Canada's shares for the last 4 weeks. The offer also reflects 50 times Coke Canada's earnings per share for the trailing 12 months ended March 29, 1997.

In January 1994, Coca-Cola Enterprises purchased 4 percent of Coke New York from The Coca-Cola Company along with a five-year right of first refusal on The Coca-Cola Company's remaining 49 percent investment in Coke New York and an option to negotiate for this ownership interest after two years. The Company intends to negotiate to acquire the remaining 47 percent of Coke New York currently held by private investors.

"Our interest in this transaction is based on the significant volume growth and margin improvement opportunities we see in the Canadian and New York markets," stated Henry A. Schimberg, president and chief operating officer of Coca-Cola Enterprises. "The accelerated growth rate in these businesses will allow us to create opportunities for Coke New York and Coke Canada employees even while we leverage our existing corporate infrastructure to reduce expenses in the acquired companies. Although slightly dilutive to earnings initially, we are confident that the cash operating profit growth potential of the Coke Canada and Coke New York acquisition creates long-term value for our share owners."

"Our acquisition of Coke Canada and Coke New York increases the role Coca-Cola Enterprises plays in the global Coca-Cola bottling system," commented Summerfield K. Johnston, Jr., vice chairman and chief executive officer of Coca-Cola Enterprises. "With this transaction, Coca-Cola Enterprises will now represent more than 65 percent of The Coca-Cola Company's North American bottle and can volume and about 20 percent of The Coca-Cola Company's worldwide volume based on proforma 1996 unit cases. We believe this substantially strengthens the position Coca-Cola Enterprises holds as the largest anchor bottler in the Coca-Cola system."

Coca-Cola Enterprises expects that the total transaction value (purchase price and acquired debt) for all of Coke Canada and Coke New York will be approximately $1.66 billion based on the stated offer price for the public shares in Coke Canada, the expected cost of the minority shares in Coke New York, and current currency exchange rates. The Company is still evaluating the best means to finance the acquisition, but currently expects to fund the transaction through the issuance of debt.

The agreement with The Coca-Cola Company is subject to certain conditions, including negotiation of a definitive purchase agreement, review and approval by the Company's Affiliated Transaction Committee of the Board of Directors, approval by the Boards of Coca-Cola Enterprises and The Coca-Cola Company, and approval by all required regulatory agencies.

To acquire the portions of Coke Canada and Coke New York not owned by The Coca-Cola Company, Coca-Cola Enterprises must also purchase the public shares of Coke Canada and the minority interest in Coke New York. The offer extended to the Coke Canada public share owners will be subject to approval by Coke Canada's Board of Directors and all required regulatory agencies. In addition, the offer to Coke Canada's public share owners must be accepted by holders of the required number of shares to effect a going-private transaction.

Coca-Cola Enterprises expects to complete all aspects of the transaction by the end of the third quarter of 1997. Assuming the acquisition is fully financed with debt, the transaction will be dilutive to earnings for the portion of 1997 that the Company will manage the operations by approximately 5 cents per common share based on 386 million shares outstanding. The acquisition is expected to be dilutive to 1998 results by slightly more than 5 cents per common share.

Coca-Cola Beverages Ltd. operates in all 10 Canadian provinces, covers a population of 27 million people, and represents 95 percent of The Coca-Cola Company's unit case volume in Canada. Based on current currency exchange rates, Coke Canada generated 1996 net operating revenues of approximately $690 million on 259 million unit cases.

The Coca-Cola Bottling Company of New York, Inc. operates in the New York metropolitan area, certain other areas in the state of New York, and in parts of Connecticut, Massachusetts, New Hampshire, New Jersey, and Vermont, covering a population of 24 million people. Coke New York sold 214 million unit cases in 1996, producing net operating revenues of approximately $744 million.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest bottler of liquid nonalcoholic refreshment, distributing more than 58 percent of The Coca-Cola Company's United States bottle and can volume.
Coca-Cola Enterprises is also the sole licensed bottler for products of The Coca-Cola Company in Belgium, Great Britain, the Netherlands, and most of France.